Exhibit (k)(6)

New Mountain Finance Holdings, L.L.C.

787 7th Avenue, 48th Floor

New York, NY 10019

, 2011

New Mountain Finance Advisers BDC, L.L.C.

787 7th Avenue, 48th Floor

New York, NY 10019

Attention:  Steven B. Klinsky

Ladies and Gentlemen:

Reference is hereby made to the Investment Advisory and Management Agreement (the “Investment Management Agreement”) by and between New Mountain Finance Holdings, L.L.C., a Delaware limited liability company (the “Company”), and New Mountain Finance Advisers BDC, L.L.C., a Delaware limited liability company (the “Adviser”), dated                       , 2011.

In event that the Investment Management Agreement is terminated for any reason, both the Company and the Adviser agree that the Lock-Up Period under Section 4(b) of the Investment Management Agreement will expire on the termination of the Investment Management Agreement.

[Remainder of Page Left Intentionally Blank.]

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

New Mountain Finance Holdings, L.L.C.

By:
Name:	Robert A. Hamwee
Title:	Chief Executive Officer and President

Accepted and agreed as of
the date first written above:

New Mountain Finance Advisers BDC, L.L.C.

By: New Mountain Capital Group, L.L.C.
Its: Managing Member

By:
Name:	Steven B. Klinsky
Title:	Sole Member

[Signature Page to Letter Agreement Regarding Termination of Lock-Up]